Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Automatic Data Processing, Inc. and subsidiaries on Form S-8 of our reports dated July 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of the non-amortization provisions for goodwill and other indefinite lived intangible assets) and June 14, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of Automatic Data Processing, Inc. and subsidiaries for the year ended June 30, 2003 and appearing in the Annual Report on Form 11-K of Automatic Data Processing, Inc. Retirement and Savings Plan for the year ended December 31, 2002, respectively.



/s/ DELOITTE & TOUCHE LLP

New York, New York
November 12, 2003